UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of Report (date of earliest event reported)): May 3, 2010 (April 30, 2010)

Jackson Hewitt Tax Service Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-32215	20-0779692
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification Number)

3 Sylvan Way Parsippany, New Jersey	07054
(Address of principal executive office)	(Zip Code)

(973) 630-1040

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 30, 2010, Jackson Hewitt Tax Service Inc. (the “Company”) and certain of its subsidiaries (together with the Company, the “Borrowers”) entered into a Fourth Amendment (the “Amendment”) to their Amended and Restated Credit Agreement, originally dated as of October 6, 2006 (as amended by the Amendment, the “Credit Agreement”), with Wells Fargo Bank, N.A. (as successor-by-merger to Wachovia Bank, National Association), as Administrative Agent (the “Administrative Agent”), and the lenders thereto (the “Lenders”).

On April 30, 2010, in accordance with the Credit Agreement, the Borrowers made their scheduled principal payment of $25.0 million on the amortizing term loan due on such date, reducing the outstanding amount of such loan from $225.0 million to $200.0 million. In connection with the Amendment, on April 30, 2010, the Borrowers also repaid $65.0 million of the revolving credit borrowings under the Credit Agreement. The Borrowers also paid a waiver fee to the Lenders of $1.0 million. Pursuant to the Amendment, $70.0 million of the revolving commitment will cease to be available on a revolving basis. The remaining $105.0 million of the revolving commitment will continue to be available to the Borrowers on a revolving basis, subject to an availability block. As of April 30, 2010, after giving effect to the Amendment, $12.0 million was available for borrowing under the revolving facility.

Pursuant to the Amendment, borrowings under the Credit Agreement will bear interest either at LIBOR plus 11.0% or at the Base Rate plus 10.0%. Such interest will consist of (i) a portion that accrues and is payable monthly in cash in arrears at LIBOR plus 4.5% or the Base Rate plus 3.5%, and (ii) a portion that accrues at 6.5% and is added to the principal balance of the Credit Agreement monthly but which will be paid at maturity (“PIK Interest”). At April 30, 2011, the rate of PIK Interest may decrease depending on the Borrowers’ consolidated leverage ratio at such time.

As a result of the Amendment, the Company believes that during its 2011 fiscal year it will incur incremental pre-tax interest expense in the range of $20 million to $22 million. This range includes the amortization of PIK Interest and of the waiver fee paid to the Lenders in connection with the Amendment.

The Amendment replaces the maximum consolidated leverage ratio and minimum interest coverage ratio covenants in the Credit Agreement with covenants providing for maximum net expenditures and minimum consolidated earnings before interest, taxes, depreciation and amortization. The Amendment adds a number of events of default to the Credit Agreement, including with respect to the continuation and funding of the Company’s refund anticipation loan program; the presentation of Borrowers’ business plan to the Lenders; and a termination of the Company’s kiosk license agreement with Wal-Mart. In addition, the Lenders agreed to waive the requirement that the Company’s audited financial statements for the fiscal year ending April 30, 2010 not be qualified as to going concern.

A copy of the Amendment is filed as Exhibit 10.1 hereto, and is incorporated by reference herein in its entirety. The description of the Amendment contained in this Item 1.01 is not complete and is qualified in its entirety by reference to the full text of the Amendment. A copy of the kiosk license agreement was filed as Exhibit 10.35 to the Company’s Quarterly Report on Form 10-Q filed on March 12, 2009.

Item 8.01	Other Events.

On May 3, 2010, the Company issued a press release with respect to the matters described in Item 1.01 of this Current Report on Form 8-K and certain other matters related to the Company’s organizational restructuring. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein in its entirety.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

See Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACKSON HEWITT TAX SERVICE INC.

By:	/s/ Daniel P. O’Brien
Daniel P. O’Brien
Executive Vice President and Chief Financial Officer

Date: May 3, 2010

JACKSON HEWITT TAX SERVICE INC.

CURRENT REPORT ON FORM 8-K

Report Dated [May 3], 2010

EXHIBIT INDEX

Exhibit No.	Description
10.1	Fourth Amendment, dated April 30, 2010, to the Amended and Restated Credit Agreement, originally dated as of October 6, 2006, as amended through April 27, 2009, among Jackson Hewitt Tax Service Inc., Jackson Hewitt Inc., Tax Services of America, Inc. and Hewfant Inc., as Borrowers, Wells Fargo Bank, N.A. (as successor-by-merger to Wachovia Bank, National Association), as Administrative Agent, and the lenders thereto.

99.1	Press Release of the Company, dated May 3, 2010: Jackson Hewitt and Lenders Amend Credit Agreement